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Exhibit 99.5


                                  Bluefly, Inc.
                               42 West 39th Street
                            New York, New York 10018


                                                                          [Date]



To:      Securities Dealers, Commercial Banks,
         Trust Companies, and Other Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by Bluefly, Inc. ("Bluefly") of an aggregate of 8,547,009 shares of common stock, par value $.01 per share ("Common Stock"), of Bluefly, at a subscription price of $2.34 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of transferable subscription rights initially distributed on _________, 2000 ("Rights"), to all holders of record of shares of Bluefly's Common Stock as of the close of business on __________, 2000 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (up to a total of ____ shares). The Subscription Rights are described in the enclosed Prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.735 Subscription Rights for each share of Common Stock owned by such beneficial owner on the record date. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

      Enclosed are copies of the following documents:

         1.       Prospectus;

         2.       Form of Letter from Bluefly to its Stockholders;


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Securities Dealers, Commercial Banks,
Trust Companies, and Other Nominees
[__________]
Page 2


         3.       Instructions for Use of Bluefly, Inc. Subscription
                  Certificates;

         4. Form of Notice of Guaranteed Delivery for Subscription Certificates issued by Bluefly, Inc.; and

         5.       Return envelop addressed to [__________], as Subscription
                  Agent.

         Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., Eastern Standard Time, on _____________,2001 (as it may be extended, the "Expiration Date").

         To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.

         Additional copies of the enclosed materials may be obtained by contacting Bluefly's Information Agent, [__________], at [________].


                                         Sincerely,


                                         _______________________________
                                         Name:  [_________]
                                         Title: [_________]